Exhibit 99.1

PRESS RELEASE

Boeing, ALC Finalize Order for 30 787-10 and 3 787-9 Dreamliners

Airplanes provide ideal size, capabilities and economical operating costs

SEATTLE, Sept. 18, 2013 - Boeing (NYSE: BA) and Air Lease Corporation (NYSE: AL) announced today that they have completed an order for 30 787-10 and three 787-9 Dreamliners. The order, with a current list-price value of more than $9.4 billion, fulfills the commitment originally announced during the 2013 Paris Air Show in June.

"We are thrilled to be adding 787-10s and additional 787-9s to our portfolio," said ALC Chairman and CEO Steven Udvar-Házy. "The performance characteristics of the 787-10 will build on the 787 family's success in the marketplace by providing the ideal size, capabilities and economical operating costs for medium to long-haul markets."

The new 787-10, launched in June 2013, will extend and complement the Dreamliner family, carrying 300 to 330 passengers up to 7,000 nautical miles (12,964 km), while providing 25 percent more fuel efficiency than airplanes of its size today and more than 10 percent better than anything being offered by the competition for the future. The 787-9 conducted its first flight this week and is scheduled for first delivery in mid 2014.

"ALC is an ideal partner to help establish the 787-10 in the airplane leasing market," said Boeing Commercial Airplanes President and CEO Ray Conner. "The ALC team has an excellent understanding of its airline customers' requirements and a successful track record placing Boeing airplanes that meet those needs."

The 787-10s and 787-9s add to the more than 180 airplanes that ALC already has on order including Next-Generation 737-800s, 737 MAX 8s and 9s, 777-300ERs and 787-9s.  The 787-10, which will deliver in 2018, has 102 orders and commitments from five customers.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including expected delivery dates.  Such statements are based on current expectations and projections about our future results, prospects and opportunities and are not guarantees of future performance. Such statements will not be updated unless required by law.  Actual results and performance may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors, including those discussed in our filings with the Securities and Exchange Commission.

About Air Lease Corporation (NYSE: AL)

ALC is an aircraft leasing company based in Los Angeles, California that has airline customers throughout the world.  ALC and its team of dedicated and experienced professionals are principally engaged in purchasing commercial aircraft and leasing them to its airline partners worldwide through customized aircraft leasing and financing solutions.  For more information, visit ALC's website at www.airleasecorp.com.

Investors:	Media:

Ryan McKenna	Laura St. John
Assistant Vice President	Media and Investor Relations Coordinator
Strategic Planning and Investor Relations	Email: lstjohn@airleasecorp.com
Email: rmckenna@airleasecorp.com